Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Other Service Providers: Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 66 to the Registration Statement (Form N-1A, No. 2-82510) of Morgan Stanley Variable Investment Series and to the incorporation by reference of our report, dated February 19, 2020, on Income Plus Portfolio (the portfolio comprising Morgan Stanley Variable Investment Series) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 23, 2020